EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in Registration Statement on the Post Effective Amendment No. 1 to Form S-1 and related Prospectus of National Holdings Corporation for the registration of 36,608,592 shares of its common stock and to the use of our report included herein dated December 27, 2013, with respect to the consolidated financial statements of National Holdings Corporation as of September 30, 2013 and 2012 and for the years ended September 30, 2013 and 2012.

/s/ RBSM LLP

January 31, 2014

New York, NY